Exhibit 99.3

CONSENT OF EVERCORE GROUP L.L.C.

November 8, 2018

Conflicts Committee of the Board of Directors of

EnLink Midstream GP, LLC, the general partner of

EnLink Midstream Partners, LP

1722 Routh Street, Suite 1300

Dallas, Texas  75201

Members of the Conflicts Committee:

We hereby consent to (i) the inclusion of our opinion letter, dated October 21, 2018, to the Conflicts Committee of the Board of Directors of EnLink Midstream GP, LLC as Annex G to the joint information statement/proxy statement/prospectus included in the initially filed Registration Statement on Form S-4 of EnLink Midstream, LLC, a Delaware limited liability company (“ENLC”), filed on November 8, 2018 (the “Registration Statement”), relating to the proposed merger of a wholly owned subsidiary of ENLC with and into EnLink Midstream Partners, LP, a Delaware limited partnership, and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinion of Evercore—Financial Advisor to the ENLK Conflicts Committee”, “Risk Factors—Risks Related to the Transactions”, “The Merger—Background of the Merger”, “The Merger— Recommendation of the ENLK Conflicts Committee and Its Reasons for Recommending Approval of the Transactions”, “The Merger—Opinion of Evercore — Financial Advisor to the ENLK Conflicts Committee”, “The Merger—Unaudited Projected Financial Information” and “Part II. Information Not Required in Prospectus—Item 21. Exhibits and Financial Statement Schedules” of the joint information statement/proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), joint information statement/proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong
Name:	Raymond B. Strong
Title:	Senior Managing Director